                                  Exhibit 12.

                               MOBIL CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In millions)


                                                                              Nine
                                                                              Months
                                                                              Ended
                                         Year Ended December 31,              Sept.30,
                              ----------------------------------------------  --------
                                1993      1994      1995      1996      1997      1998
                              ------    ------    ------    ------    ------    ------
Income Before Change in
  Accounting Principle ....   $2,084    $1,759    $2,376    $2,964    $3,272    $1,856
Add:
Income taxes ..............    1,931     1,919     2,015     3,147     3,093     1,252
Portion of rents
  representative of
  interest factor .........      339       340       368       376       346       260
Interest and debt
  discount expense ........      529(a)    461       467       455       428       350
Earnings less (greater)
  than distributions from
  equity affiliates........      265       (40)      (51)      153       (59)       98
                              ------    ------    ------    ------    ------    ------

Income as Adjusted ........   $5,148    $4,439    $5,175    $7,095    $7,080    $3,816
                              ======    ======    ======    ======    ======    ======
Fixed Charges:
Interest and debt
  discount expense ........   $  529(a) $  461    $  467    $  455    $  428    $  350
Capitalized interest ......       42        37        47        78       101        52
Portion of rents
  representative of
  interest factor .........      339       340       368       376       346       260
                              ------    ------    ------    ------    ------    ------
Total Fixed Charges .......   $  910    $  838    $  882    $  909    $  875    $  662
                              ======    ======    ======    ======    ======    ======
Ratio of Earnings to
  Fixed Charges ...........      5.7(a)    5.3       5.9       7.8       8.1       5.8
                              ======    ======    ======    ======    ======    ======


Note:

  For the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the nine months ended September 30, 1998, Fixed Charges exclude $31 million, $37 million, $28 million, $24 million, $29 million and $19 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.


(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.